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                                                                     Exhibit 5.1

                                 July 12, 1999

Inference Corporation
100 Rowland Drive
Novato, California 94945

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 12, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 197,085 shares of Class A common stock, $0.01 par value, to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

     It is our opinion that such shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati
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                                    Wilson Sonsini Goodrich & Rosati
                                    Professional Corporation

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